NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Mick Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS FIRST QUARTER 2010 RESULTS
Improved Profitability and Lower Provisioning Characterize First Quarter 2010

EUGENE, Ore., April 14, 2010 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the first quarter ended March 31, 2010.

“Net income improved significantly during the quarter which suggests a return to full-year profitability in 2010,” said Hal Brown, chief executive officer. “We are cautiously optimistic that we have turned the corner on this persistent and deep credit cycle as evidenced by both lower loan loss provisioning and recoveries on several previously charged off loans,” added Brown.

Net income for the first quarter 2010 was $1.1 million, compared to net income of $2.9 million for the first quarter 2009. Earnings per diluted share in first quarter 2010 were $0.06, compared to $0.23 in first quarter 2009.

Improved capital levels
During the first quarter 2010, the Company’s capital levels continued to improve through retained earnings. At March 31, 2010, the Company’s Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio were 13.03%, 14.97%, 16.22% and compared to 13.66%, 14.38% and 15.63% at December 31, 2009. All three ratios at March 31, 2010, significantly exceed the FDIC’s minimum well-capitalized designation levels of 5.00%, 6.00%, and 10.00%, respectively.

Core earnings and net interest margin
Core earnings, earnings before loan loss provisions and taxes, were $5.9 million in first quarter 2010 compared to $6.1 million in first quarter 2009. The decline in core earnings resulted from operating expense growth exceeding revenue growth. Operating revenue, which consists of net interest income plus noninterest income, was $14.2 million for first quarter 2010, down $18 thousand from first quarter 2009 while noninterest expenses increased $163 thousand from that of a year ago.

Noninterest expense for the first quarter 2010 was $8.2 million, an increase of 2.0% over first quarter 2009. The increase in year-over-year expenses was primarily the result of increased FDIC assessments, up $206 thousand or 77%, and increased professional services, up $166 thousand or 51%. The increase in professional services was primarily due to legal fees related to problem loan collections. Increases in these categories were partially offset by declines in personnel expense, equipment expense, and advertising expense. On a linked quarter basis, and as projected in the Company’s fourth quarter Conference Call, first quarter 2010 noninterest expense was up $760 thousand over fourth quarter 2009 as accruals for various incentive and benefit programs returned to more normal levels, combined with an increase in FDIC assessments.

The net interest margin for the current quarter was 4.86% compared to 5.28% for the same quarter last year. Presentation of the net interest margin was revised to eliminate FHLB stock of approximately $10.7 million from earning assets and increased the previously reported first quarter 2009 net interest margin by 5 basis points. A decline in the net interest margin had been expected due to a shrinking loan portfolio and the planned increase in lower yielding securities. However, the first quarter decline was more than anticipated as the net interest margin was negatively impacted by 15 basis points due to the reversal of $414 thousand in interest income for loans placed on nonaccrual status during the quarter.

Core deposit growth continues while loan demand remains soft
During the first quarter 2010, the Company continued to experience core deposit growth. At March 31, 2010, period-end core deposits totaled $775.3 million, up $3.3 million over period-end core deposits at December 31, 2009. March 31, 2010, outstanding core deposits were up $107.8 million or 16.2% over March 31, 2009, outstanding core deposits. Quarterly average core deposit figures, a measure which reduces daily deposit volatility, show similar results with first quarter 2010 average core deposits of $777.1 million, an increase of $13.0 million over the fourth quarter 2009 average and an increase of $133.2 million over the first quarter 2009 average. The growth rate in first quarter 2010 core deposits abated from levels experienced during 2009, and is more in line with historical growth rates for this period. The Company continues to show significant opportunities in all three of its primary markets for new core deposit clients.

Loan activity continues to reflect the weak economic conditions and together with the planned contraction in the construction and land development portfolios resulted in a decline in period-end gross loans by approximately $18.0 million from the end of the fourth quarter 2009 and $38.5 million from March 31, 2009. As had been planned the Bank’s construction and land development portfolios have declined $77.9 million over the past year and now represent 16.4% of total gross loans compared to 23.9% of total gross loans at March 31, 2009. This decline in construction financing was partially offset by increases in the permanent real estate and commercial loan portfolios primarily as they relate to dental and small business financing. Conversely, the Company’s securities portfolio grew by $105.4 million during the period from March 31, 2009 to March 31, 2010.

Non-performing assets, provisioning, and loan statistics
During the first quarter the Bank saw successful resolution of a number of credits as well as recording a $2.2 million recovery. Non-performing assets (“NPAs”) at March 31, 2010, totaled $54.5 million, an increase of $17.9 million from December 31, 2009. NPAs represent 4.59% of total assets at March 31, 2009 compared to 3.05% at the end of the prior quarter. The increase in non-performing assets was anticipated as the agreed to resolutions on many NPAs are not expected to be completed until the second or early third quarters. The first quarter increase in NPAs was centered in five credits totaling $14.9 million, four of which have resolutions in place and will close in the early third to fourth quarters. These reductions along with other pending resolutions suggest a declining NPA trend through year end.

“I would characterize the increase in NPAs as temporary and now cresting. The increase in first quarter NPAs was expected and is primarily centered in five credits, four of which have pending resolutions and one is now sold,” said Roger Busse, president and chief operating officer. “The issue is timing as these resolutions, combined with those already anticipated in the next two quarters, will result in a measurable reduction in non-performers suggesting an improving trend throughout the remainder of the year,” added Busse.

The Company’s first quarter 2010 provision for loan losses remained elevated, but lower than the provisions made in the prior three quarters. The first quarter 2010 provision for loan losses was $4.3 million, compared to $7.0 million, $8.3 million, and $19.2 million in the fourth, third, and second quarters of 2009, respectively. During the first quarter 2010, the Bank recognized net loan charge offs of $2.8 million, down significantly from the $12.0 million recorded during fourth quarter 2009. The Company continued to maintain a historically high unallocated allowance for loan losses; and at March 31, 2010, the unallocated portion of the allowance was 11.8%. The percentage of unallocated allowance was deemed prudent by management considering future uncertainty and current economic factors. The allowance for loan losses as a percentage of outstanding loans at March 31, 2010, was 1.60%, compared to 1.42% and 1.16% at December 31, 2009 and March 31, 2009, respectively.

First quarter highlights:
•	Achieved third consecutive quarter of profitability
•	Continued decline in the level of the provision for loan losses
•	Growth in core deposits continued
•
Recognized by Oregon Business Magazine for the tenth consecutive year as one of the 100 Best Companies to Work in Oregon and rated as the highest-ranking financial institution in the large company category.

•	Total risk-based capital ratio of 16.22%, significantly above the 10.0% minimum for “well-capitalized” designation.

Conference Call and Audio Webcast:
Management will conduct a live conference call and audio Webcast for interested parties relating to its results for the first quarter 2010, on Thursday, April 15, 2010, at 2:00 p.m. Eastern Time / 11:00 a.m. Pacific Time. To listen to the conference call, interested parties should call (866) 292-1418. The Webcast will be available via Pacific Continental’s Web site (http://www.therightbank.com/). To listen to the live audio Webcast, click on the Webcast presentation link on the Company’s home page a few minutes before the presentation is scheduled to begin.

An audio Webcast replay will be available within twenty-four hours following the live Webcast and archived for one year on the Pacific Continental Website. Any questions regarding the conference call presentation or Webcast should be directed to Maecey Castle, vice president and director of corporate communications, at (541) 686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental, with $1.1 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region's largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, healthcare and professional service providers, and nonprofit organizations.

Since its founding in 1972 Pacific Continental Bank has been honored with numerous awards from business and community organizations: in March 2010, Oregon Business magazine recognized Pacific Continental as the top-ranked financial institution to work for in the publication’s large company category, making it the tenth consecutive year Pacific Continental has been recognized as one of the 100 Best Companies to work for in Oregon; in June 2009, for the ninth consecutive year, The Seattle Times named Pacific Continental to its “Northwest 100” ranking of top publicly rated companies in the Pacific Northwest; and in December 2008, for the second consecutive year, the Portland Business Journal recognized Pacific Continental Bank as One of the Ten Most Admired Companies in Oregon.

Pacific Continental Corporation's shares are listed on the Nasdaq Global Select Market under the symbol "PCBK” and are a component of the Russell 2000 Index. Supplementary information about Pacific Continental can be found online at www.therightbank.com.

Forward-Looking Statement Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), such as forward-looking statements regarding profitability, core deposit growth opportunities, and nonperforming asset trends. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the high concentration of loans of the company's banking subsidiary in commercial and residential real estate lending; adverse economic trends in the United States and the markets we serve affecting the Bank’s borrower base; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; continued erosion or sustained low levels of consumer confidence; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit and other risks and uncertainties discussed in the sections titled “Risk Factors”, “Business” and “Management Discussion and Analysis of Financial Condition and Results of Operations”, as applicable, from Pacific Continental’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

PACIFIC CONTINENTAL CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except for per share amount)
(Unaudited)

	Three months ended
	March 31,
	2010	2009
Interest and dividend income
Loans	$14,664	$15,321
Securities	1,547	937
Federal funds sold & interest-bearing deposits with banks	1	1
	16,212	16,259

Interest expense
Deposits	2,332	2,291
Federal Home Loan Bank & Federal Reserve borrowings	635	667
Junior subordinated debentures	125	125
Federal funds purchased	11	25
	3,103	3,108

Net interest income	13,109	13,151

Provision for loan losses	4,250	1,500
Net interest income after provision for loan losses	8,859	11,651

Noninterest income
Service charges on deposit accounts	421	466
Other fee income, principally bankcard	475	392
Loan servicing fees	17	18
Mortgage banking income	67	92
Other noninterest income	65	53
	1,045	1,021

Noninterest expense
Salaries and employee benefits	4,788	4,871
Premises and equipment	1,036	997
Bankcard processing	137	117
Business development	305	488
FDIC insurance assessment	473	267
Other real estate expense	88	86
Other noninterest expense	1,386	1,224
	8,213	8,050

Income before provision for income taxes	1,691	4,622
Provision for income taxes	588	1,675

Net income	$1,103	$2,947

Earnings per share
Basic	$0.06	$0.23
Diluted	$0.06	$0.23

Weighted average shares outstanding
Basic	18,394	12,812

Common stock equivalents
attributable to stock-based awards	46	45
Diluted	18,440	12,857

PERFORMANCE RATIOS
Return on average assets	0.38%	1.09%
Return on average equity (book)	2.67%	9.47%
Return on average equity (tangible) (1)	3.08%	11.57%
Net interest margin	4.86%	5.28%
Efficiency ratio (2)	58.03%	56.80%

PACIFIC CONTINENTAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31,	March 31,
	2010	2009
ASSETS
Cash and due from banks	$18,140	$19,573
Interest-bearing deposits with banks	264	474
Total cash and cash equivalents	18,404	20,047

Securities available-for-sale	178,638	73,272
Loans held for sale	1,219	352
Loans, less allowance for loan losses and net deferred fees	911,617	953,438
Interest receivable	4,396	4,219
Federal Home Loan Bank stock	10,652	10,652
Property and equipment, net of accumulated depreciation	20,512	20,582
Goodwill and other intangible assets	22,625	22,848
Deferred tax asset	5,961	4,760
Taxes receivable	2,339	-
Other real estate owned	3,890	3,618
Prepaid FDIC assessment	5,791	-
Other assets	2,340	2,749

Total assets	$1,188,384	$1,116,537

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing demand	$211,846	$177,176
Savings and interest-bearing checking	471,156	426,065
Time $100,000 and over	64,256	50,544
Other time	114,842	80,062
Total deposits	862,100	733,847

Federal funds and overnight funds purchased	9,810	25,000
Federal Home Loan Bank borrowings	96,500	176,000
Federal Reserve Bank borrowings	40,000	40,080
Junior subordinated debentures	8,248	8,248
Accrued interest and other payables	3,918	5,153
Total liabilities	1,020,576	988,328

Shareholders' equity
Common stock, 25,000,000 shares authorized	136,453	90,195
issued & outstanding: 18,393,773 at March 31, 2010
and 12,867,066 at March 31, 2009
Retained earnings	30,532	39,425
Accumulated other comprehensive gain (loss)	823	(1,411)
	167,808	128,209

Total liabilities and shareholders’ equity	$1,188,384	$1,116,537

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.22%	12.24%
Tier I capital (to risk weighted assets)	14.97%	11.13%
Tier I capital (to leverage assets)	13.03%	10.65%

OTHER FINANCIAL DATA
Shares outstanding at end of period	18,394	12,867
Shareholders' equity (tangible) (1)	$145,183	$105,361
Book value per share	$9.12	$9.96
Tangible book value per share	$7.89	$8.19

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS
Amounts in $ 000’s
(Unaudited)

	Quarters Ended
	March 31,	March 31,
	2010	2009
LOANS BY TYPE
Real estate secured loans:
Permanent Loans:
Multifamily residential	$65,995	$66,683
Residential 1-4 family	86,234	79,543
Owner-occupied commercial	200,593	196,875
Non-owner-occupied commercial	145,847	132,691
Other loans secured by real estate	28,223	19,558
Total permanent real estate loans	526,892	495,350
Construction Loans:
Multifamily residential	17,167	25,641
Residential 1-4 family	36,174	66,047
Commercial real estate	39,480	59,700
Commercial bare land and acquisition & development	32,769	45,185
Residential bare land and acquisition & development	26,934	33,831
Other	-	-
Total construction real estate loans	152,524	230,404
Total real estate loans	679,416	725,754
Commercial loans	235,357	226,738
Consumer loans	6,579	7,595
Other loans	6,369	6,100
Gross loans	927,721	966,187
Deferred loan origination fees	(1,247)	(1,551)
	926,474	964,636
Allowance for loan losses	(14,857)	(11,198)
	$911,617	$953,438

Real estate loans held for sale	$1,219	$352

ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$13,367	$10,980
Provision for loan losses	4,250	1,500
Loan charge offs	(4,911)	(1,320)
Loan recoveries	2,151	38
Net charge offs	(2,760)	(1,282)
Balance at end of period	$14,857	$11,198

NONPERFORMING ASSETS
Non-accrual loans
Real estate secured loans:
Permanent Loans:
Multifamily residential	$5,615	$-
Residential 1-4 family	1,682	$1,091
Owner-occupied commercial	3,351	$-
Non-owner-occupied commercial	172	$-
Other loans secured by real estate	1,080	$588
Total permanent real estate loans	11,900	$1,679
Construction Loans:
Multifamily residential	6,085	$-
Residential 1-4 family	5,593	$3,986
Commercial real estate	5,516	$1,660
Commercial bare land and acquisition & development	2,638	$1,519
Residential bare land and acquisition & development	7,046	$3,449
Other	-	$-
Total construction real estate loans	26,878	$10,614
Total real estate loans	38,778	$12,293
Commercial loans	9,826	$535
Consumer loans	-	$-
Other loans	-	$-
Total nonaccrual loans	48,604	$12,828
90 days past due and accruing interest	2,782	$-
Total nonperforming loans	51,386	$12,828
Nonperforming loans guaranteed by government	(788)	$(255)
Net nonperforming loans	50,598	$12,573
Foreclosed assets	3,890	$3,618
Total nonperforming assets, net of guaranteed loans	$54,488	$16,191

LOAN QUALITY RATIOS
Allowance for loan losses as a percentage of total loans
outstanding, net of loans held for sale	1.60%	1.16%
Allowance for loan losses as a percentage of total
nonperforming loans, net of government guarantees	29.36%	89.06%
Net loan charge offs (recoveries) as a percentage of
average loans, annualized	1.20%	0.54%
Net nonperforming loans as a percentage of total loans	5.46%	1.30%
Nonperforming assets as a percentage of total assets	4.59%	1.45%

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS (Continued)
Amounts in $ 000’s
(Unaudited)

	Quarters Ended
	March 31,	March 31,
	2010	2009
BALANCE SHEET AVERAGES
Loans	$936,020	$961,422
Allowance for loan losses	(15,771)	(11,112)
Loans, net of allowance	920,249	950,310
Securities and short-term deposits	173,278	59,652
Earning assets	1,093,527	1,009,962
Non-interest-earning assets	98,318	86,168
Assets	$1,191,845	$1,096,130

Interest-bearing core deposits (3)	$583,790	$478,583
Non-interest-bearing core deposits (3)	193,333	165,317
Core deposits (3)	777,123	643,900
Non-core interest-bearing deposits	86,475	91,371
Deposits	863,598	735,271
Borrowings	157,224	230,003
Other non-interest-bearing liabilities	3,289	4,644
Liabilities	1,024,111	969,918
Shareholders' equity (book)	167,734	126,212
Liabilities and equity	$1,191,845	$1,096,130

Shareholders' equity (tangible) (1)	$145,078	$103,333

SELECTED MARKET DATA
Eugene market loans, net of fees, period end	$256,573	$244,228
Portland market loans, net of fees, period end	422,183	439,498
Seattle market loans, net of fees, period end	232,861	280,910
Total loans, net of fees, period end	$911,617	$964,636

Eugene market core deposits, period end (3)	$492,326	$440,184
Portland market core deposits, period end (3)	168,475	127,808
Seattle market core deposits, period end (3)	114,482	99,492
Total core deposits, period end (3)	775,283	667,484
Other deposits, period end	86,817	66,364
Total	$862,100	$733,848

Eugene market core deposits, average (3)	$497,747	$425,541
Portland market core deposits, average (3)	164,991	113,711
Seattle market core deposits, average (3)	114,385	104,648
Total core deposits, average (3)	777,123	643,900
Other deposits, average	86,475	91,371
Total	$863,598	$735,271

NET INTEREST MARGIN RECONCILIATION
Yield on average loans	6.46%	6.54%
Yield on average securities	3.62%	6.38%
Yield on average earning assets	6.01%	6.53%

Rate on average interest-bearing core deposits	1.37%	1.54%
Rate on average interest-bearing non-core deposits	1.71%	2.12%
Rate on average interest-bearing deposits	1.41%	1.63%

Rate on average borrowings	1.99%	1.44%
Cost of interest-bearing funds	1.52%	1.58%

Interest rate spread	4.88%	4.88%

Net interest margin	4.86%	5.28%

(1) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(2) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.
(3) Core deposits include all demand, savings, & interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.